Exhibit 99.1

Contact:	Calvin E. Jenness
Senior Vice President
and Chief Financial
Officer
503-653-4573
Release:	Immediately

Blount Announces Fourth Quarter and Full Year Results and Provides 2006 Financial Outlook

•                  Record sales and operating income recorded for full year 2005

•                  Debt reduced by $86.5 million in 2005 to $407.7 million

•                  Income tax benefit recorded in fourth quarter for reversal of valuation allowance against deferred assets

PORTLAND, OR, February 16, 2006: Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today announced results for the fourth quarter and year ended December 31, 2005.

Full Year Results

Sales in 2005 were $756.6 million compared to $692.6 million in 2004, a 9.2% increase. Operating income in 2005 was $120.9 million, a 5.8% increase from 2004. The sales and operating income results for 2005 represent record levels for the Company’s continuing operations. During 2005, the Company also reduced debt outstanding by $86.5 million.

Net income in 2005 was $106.6 million ($2.24 per diluted share) compared to 2004 net income of $6.3 million ($0.16 per diluted share). Net income includes a $23.3 million ($0.49 per diluted share) benefit for income taxes. This income tax benefit reflects the reversal of most of the Company’s deferred income tax valuation allowance in the fourth quarter. The 2005 net income also included $3.0 million ($0.06 per diluted share) expense for the early extinguishment of debt and $2.3 million ($0.05 per diluted share) of other income for the settlement of a legal matter. Net income in 2004 included a non-recurring charge of $42.8 million ($1.11 per diluted share) related to refinancing and $3.9 million in other income ($0.10 per diluted share) related to the settlement of a previous legal matter.

Commenting on the 2005 results, James S. Osterman, Chairman and Chief Executive Officer, stated, “We finished 2005 with solid operating results. Sales, operating income and net income exceeded the high end of our expectations for the fourth quarter. Additionally, with debt repayments during the year totaling $86.5 million, we achieved our debt to EBITDA target of less than three times, ahead of the goal we set for doing so. Our two largest segments achieved record revenue levels, and the Outdoor Products segment also achieved a record level of profitability. The reversal of the income tax valuation allowance in the fourth quarter reflects our view that we will now be able to sustain higher profitability levels in future years given our stronger operating performance and improved capital structure.”

-tables to follow-

Results for the Quarter Ended December 31, 2005

Sales for the fourth quarter of 2005 were $190.9 million, a 3.7% increase from $184.1 million in last year’s fourth quarter. Operating income increased to $30.8 million from $27.5 million in last year’s fourth quarter, a 12.1 % increase.

Net income was $56.2 million ($1.17 per diluted share) compared to $22.0 million ($0.47 per diluted share) in last year’s fourth quarter. This year’s net income was positively impacted by the reversal of  the majority of the income tax valuation allowance for federal and state income taxes as management has determined that it is now more likely than not that the Company will be able to realize benefits from most of its deferred tax assets. The reversal of the valuation allowance is included in the fourth quarter income tax benefit of $33.7 million ($0.70 per diluted share).  Also included in this year’s fourth quarter were $2.3 million ($0.05 per diluted share) of other income related to the settlement of a legal matter and $1.3 million ($0.03 per diluted share) of expense related to the early extinguishment of debt. In 2004, fourth quarter net income included other income of $3.9 million ($0.08 per diluted share) for the settlement of another separate legal matter.

Segment Results

The Outdoor Products segment’s fourth quarter sales were $112.6 million, a 3.5% increase from last year’s fourth quarter sales of $108.8 million. Segment contribution to operating income increased to $25.0 million from $24.0 million in last year’s fourth quarter, a 4.1 % increase. The year over year growth in sales and contribution is the result of higher selling prices and a better product mix that offset approximately $2.8 million in negative effects from foreign currency changes.  Backlog at the end of the year was $82.5 million, up from $77.4 million at the end of 2004 and $70.0 million at the end of the third quarter. Segment sales for the full year were $452.3 million, a record level and a 7.0% increase from last year’s $422.9 million. Segment contribution to operating income for 2005 was $105.5 million, also a record, compared to $104.4 million earned in 2004.

The Industrial and Power Equipment segment recorded sales of $64.6 million in the fourth quarter, a     5.5% increase from the fourth quarter of 2004. Segment contribution to operating income in the fourth quarter was $8.7 million (13.4% of sales) compared to $5.9 million (9.6% of sales) last year. Incremental unit shipments, higher selling prices and benefits from lean manufacturing programs contributed to the sales and contribution improvements from last year. Sales for the full year were an all time high of $251.0 million as compared to $221.0 million in 2004, representing a 13.6% increase. Segment contribution to operating income for 2005 was $28.0 million (11.2% of sales) compared to $21.5 million (9.7% of sales) last year. Order backlog at the end of the year was $45.0 million compared to $63.7 million at the end of 2004.

The Lawnmower segment sales were $14.0 million in the fourth quarter, down 2.8% from last year’s fourth quarter total of $14.4 million. Segment contribution to operating income was $1.0 million, slightly below the $1.1 million reported for last year’s fourth quarter. Backlog of $9.1 million at the end of 2005 was equal to the year end 2004 amount. Sales for the full year were $54.4 million compared to $49.7 million last year, representing a 9.4% increase. Segment contribution to operating income was $3.1 million for the year compared to $3.0 million last year.

2006 Financial Outlook

The coming year is expected to be one of continued growth for the Company. The Company estimates that for the full year, sales and segment contribution will increase between 6% and 8% from 2005. Operating income is estimated to range between $126 million and $130 million, inclusive of $3.0 to $4.0 million of estimated incremental expense related to the Company’s implementation of new stock option expensing requirements. We expect to generate $50 to $55 million of free cash flow during 2006 and make further reductions in debt. The Company’s effective income tax rate in 2006 is estimated to range between 37% and 39%, with cash tax payments approximating 2005’s total of $14.3 million.

The sales growth rate of the Industrial and Power Equipment Segment is estimated to be between 8% and 9%, as continued gains are anticipated to be made in international markets. The Outdoor Products segment sales growth for 2006 is estimated to be between 6% and 7%, with about 2% of this growth generated by the expansion of the ICS concrete-cutting product line. Total segment contribution margins are estimated to be maintained at 18% of sales, as year over year improvements will be limited given the current outlook for foreign currency rates and steel costs.

Adjusted 2005 Results

Due to the significance of the income tax benefit recorded in the fourth quarter, we are providing adjusted net income for 2005. Adjusted net income for the fourth quarter and full year of 2005 was $18.1 million ($0.38 per diluted share) and $70.6 million ($1.49 per diluted share) respectively. This presentation of adjusted net income is consistent with the guidance we provided during our previous earnings call in November. Adjusted net income excludes the impact of the income tax benefit, debt extinguishment costs and other income from a legal settlement. This presentation reflects a 16% income tax rate, a rate that we provided in our earlier guidance, which approximates our rate of cash taxes paid in 2005.  The Company believes that the adjusted net income presentation provides the investor with meaningful information given the magnitude of the income tax adjustment and non-recurring aspect of the legal settlement.  The adjusted net income is reconciled to information presented under generally accepted accounting principles in the attached schedule.

Blount International, Inc. is a diversified international company operating in three principal business segments:  Outdoor Products, Industrial and Power Equipment and Lawnmower.  Blount sells its products in more than 100 countries around the world.  For more information about Blount, please visit our website at http://www.blount.com.

Forward looking statements in this release, including without limitation the Company’s “outlook”, “expectations” , “beliefs”, “plans”, “indications”,”estimates”, “anticipations”, “guidance”, and their variants, as defined by the Private Securities Litigation Reform Act of 1995,  are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income

	Three mos. ended Dec. 31		Twelve mos. ended Dec. 31
(In thousands, except per share data)	2005	2004	2005	2004
Sales	$190,930	$184,146	$756,627	$692,645
Cost of sales	130,704	126,466	516,836	459,486
Gross profit	60,226	57,680	239,791	233,159
Selling, general and administrative expenses	29,397	30,182	118,890	118,885
Operating income	30,829	27,498	120,901	114,274
Interest expense	(9,323)	(9,215)	(37,329)	(61,280)
Interest income	93	192	624	2,278
Other income (expense), net	893	3,821	(919)	(39,855)
Income before income taxes	22,492	22,296	83,277	15,417
Provision for (benefit from) income taxes	(33,697)	276	(23,338)	9,148
Net income (loss)	$56,189	$22,020	$106,615	$6,269

Basic earnings (loss) per share:	$1.20	$0.49	$2.31	$0.17
Diluted earnings (loss) per share:	$1.17	$0.47	$2.24	$0.16
Shares used for per share computations (in 000’s):
Basic	46,973	44,902	46,094	36,413
Diluted	47,827	47,105	47,535	38,474

Condensed Consolidated Balance Sheets

	Dec. 31,	Dec. 31,
(In thousands)	2005	2004
Assets:
Cash and cash equivalents	$12,937	$48,570
Accounts receivable	93,593	74,975
Inventory	85,274	81,098
Other current assets	34,801	4,693
Property, plant and equipment, net	101,538	97,929
Other assets	127,049	117,477
Total assets	$455,192	$424,742
Liabilities:
Current maturities of long-term debt	$2,360	$3,199
Other current liabilities	112,031	108,151
Long-term debt, net of current maturities	405,363	491,012
Other liabilities	80,625	78,534
Total liabilities	600,379	680,896
Stockholders’ deficit	(145,187)	(256,154)
Total liabilities and stockholders’ deficit	$455,192	$424,742

Segment Information

	Three mos. ended Dec. 31		Twelve mos. ended Dec. 31
(In thousands)	2005	2004	2005	2004
Sales:
Outdoor products	$112,586	$108,814	$452,334	$422,929
Industrial and power equipment	64,605	61,247	250,967	221,028
Lawnmower	13,987	14,400	54,378	49,689
Elimination	(248)	(315)	(1,052)	(1,001)
Total sales	$190,930	$184,146	$756,627	$692,645
Operating income (loss):
Outdoor products	$25,009	$24,014	$105,536	$104,422
Industrial and power equipment	8,664	5,885	28,037	21,456
Lawnmower	1,019	1,058	3,110	2,957
Elimination	6	(7)	(14)	(3)
Corporate office expense	(3,869)	(3,452)	(15,768)	(14,558)
Operating income	$30,829	$27,498	$120,901	$114,274

###

Blount International, Inc. Financial Data

2005 Results

Reconciliation of GAAP to Non-GAAP Amounts (Unaudited)

Adjusted Net Income

	Three mos. ended Dec.31, 2005		Twelve mos. ended Dec.31, 2005
		Diluted		Diluted
		Earnings		Earnings
(In millions, except share and per share data)	$ Millions	Per Share	$ Millions	Per Share

Net income and diluted EPS as reported	$56.2	$1.17	$106.6	$2.24
Exclude income tax benefit	(33.7)		(23.3)
Exclude legal settlement	(2.3)		(2.3)
Exclude costs of early extinguishment of debt	1.3		3.0

Adjusted pre tax income	21.5		84.0
Adjusted income tax @ 16%	(3.4)		(13.4)

Adjusted net income and diluted EPS	$18.1	$0.38	$70.6	$1.49